UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
June 6, 2011

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2011, the Company entered into an Amendment to Employment Agreement (each, an “Amendment” and collectively, the “Amendments”) with each of Frank Guidone, the Company’s Chief Executive Officer, Mark Thomson, the Company’s Chief Financial Officer, Glen MacGibbon, the Company’s Executive Vice President, and Steve Smith, the Company’s Chief Operating Officer (each, an “Employee”). The Amendments amend severance provisions in each Employee’s respective Employment Agreement with the Company (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

Each Amendment provides that, in the event severance is due to the Employee as a result of a termination of employment under the terms of the Employment Agreement to which such Amendment relates, then the Company shall pay to the Employee, as additional severance, the amount of unpaid bonus earned by such Employee in the fiscal year preceding such termination and a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of the Employee’s termination before the date of termination, and the denominator of which is 365.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Employment Agreement, dated June 6, 2011, by and between Measurement Specialties, Inc. and Frank Guidone
10.2	Amendment to Employment Agreement, dated June 6, 2011, by and between Measurement Specialties, Inc. and Mark Thomson
10.3	Amendment to Employment Agreement, dated June 6, 2011, by and between Measurement Specialties, Inc. and Glen MacGibbon
10.4	Amendment to Employment Agreement, dated June 6, 2011, by and between Measurement Specialties, Inc. and Steve Smith

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: June 9, 2011